EXPENSE REIMBURSEMENT AGREEMENT


         EXPENSE REIMBURSEMENT AGREEMENT (the "Agreement"), dated as of August 16, 2006 and amended as of October 16, 2007, by and between Claymore Advisors, LLC, a Delaware limited liability company (the "Advisor") and CLAYMORE EXCHANGE-TRADED FUND TRUST 2 (the "Trust").

         WHEREAS, the Trust is a Delaware statutory trust, and is registered under the Investment Company Act of 1940, as amended (the "1940 Act") as an open-end management company of the series type;

         WHEREAS, the Trust intends to offer its shares in one or more such series, as listed in Exhibit A hereto, which may be amended from time to time to add or remove a series (each, a "Fund");

         WHEREAS, the Trust and the Advisor have entered into an Investment Advisory Agreement dated August 16, 2006 ("Advisory Agreement"), pursuant to which the Advisor provides investment management and advisory services to each Fund for compensation based on the value of the average daily net assets of each Fund; and

         WHEREAS, the Trust and the Advisor have determined that it is appropriate and in the best interests of each Fund and its shareholders to maintain the expenses of each Fund at a level below the level to which such Fund may otherwise be subject;

         NOW THEREFORE, the parties hereto agree as follows:

1. EXPENSE LIMITATION.

1.1 Applicable Expense Limit. To the extent that the ordinary operating expenses incurred by each Fund in any fiscal year, including but not limited to investment advisory fees, but excluding interest expenses, all or a portion of a Fund's licensing fees, offering costs (with respect to Fund commencing operations after October 16, 2007, up to 0.25% of average net assets), brokerage commissions and other trading expenses, taxes and extraordinary expenses such as litigation and other expenses not incurred in the ordinary course of each Fund's business ("Fund Operating Expenses"), exceed the Operating Expense Limit, as defined in Section 1.2 below, with respect to such Fund, such excess amount (the "Excess Amount") shall be the liability of the Advisor to the extent set forth in this Agreement.

1.2 Operating Expense Limit. The Operating Expense Limit in any year with respect to each Fund shall be the percentage of the average daily net assets of each Fund as set forth in Exhibit A hereto.

1.3 Duration of Operating Expense Limit. The Operating Expense Limit with respect to each Fund shall remain in effect during the term of this Agreement.

1.4 Method of Computation. To determine the Advisor's obligation with respect to the Excess Amount, each day the Fund Operating Expenses for each Fund shall be annualized. If the annualized Fund Operating Expenses for any day of the Fund exceed the Operating Expense Limit of a Fund, the Advisor shall waive or reduce its investment advisory fee or absorb the other Fund expenses in an amount sufficient to pay that day's Excess Amount. The Trust may offset amounts owed to each Fund pursuant to this Agreement against the advisory fee payable to the Advisor. Furthermore, to the extent that the Excess Amount exceeds such waived or reduced investment advisory fees, the Advisor shall reimburse the applicable Fund for any operating expenses.

2. REIMBURSEMENT OF FEE WAIVERS AND EXPENSE REIMBURSEMENTS.

         If on any day during which the Advisory Agreement is in effect, the estimated annualized Fund Operating Expenses of a Fund for that day are less than the Operating Expense Limit, the Advisor shall be entitled to reimbursement by such Fund of the investment advisory fees waived or reduced, and any other expense reimbursements or similar payments remitted by the Adviser to the Fund pursuant to Section 1 hereof (the "Reimbursement Amount") during any of the first five years subsequent to such Fund's commencement of operations for a period of up to three years from the date such amount was waived or reduced, to the extent that such Fund's annualized Operating Expenses plus the amount so reimbursed equals, for such day, the Operating Expense Limit, provided that such amount paid to the Advisor will in no event exceed the total Reimbursement Amount and will not include any amounts previously reimbursed. Such Reimbursement Amount will be accrued daily and paid monthly in arrears.

3. TERM AND TERMINATION OF AGREEMENT.

         This Agreement shall terminate upon the earlier of termination of the Advisory Agreement or on December 31, 2010. The obligation of the Advisor under
Section 1 of this Agreement shall survive the termination of the Agreement solely as to expenses and obligations incurred prior to the date of such termination.

4.       MISCELLANEOUS.

4.1 Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

4.2 Interpretation. Nothing herein contained shall be deemed to require the Trust or each Fund to take any action contrary to the Trust's Agreement and Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Fund.

4.3 Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.

4.4 Amendments. This Agreement may be amended only by a written agreement signed by each of the parties hereto.

4.5 Limitation of Liability. This Agreement is executed by or on behalf of the Trust, and Advisor is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Agreement and Declaration of Trust of the Trust and agrees that the obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Trust and its assets, and Advisor shall not seek satisfaction of any such obligations from the trustees, officers or shareholders of the Trust.









































                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.

                    CLAYMORE EXCHANGE-TRADED FUND TRUST



                    By:______________________________________________________
                          Name: Nicholas Dalmaso
                          Title: Chief Executive Officer


                    CLAYMORE ADVISORS, LLC



                    By:______________________________________________________
                          Name: Nicholas Dalmaso
                          Title: Senior Managing Director and General Counsel

                                    EXHIBIT A

CLAYMORE EXCHANGE-TRADED FUND TRUST
                                                                                          Operating Expense Limit
         Name of Series                                                        (as a % of average daily net assets)
         --------------
         Claymore/Robeco Developed International Equity ETF                                        0.65%
         Claymore/Robeco Developed World Equity ETF                                                0.65%
         Claymore/Clear Global Exchanges, Brokers & Asset Managers Index ETF                       0.65%
         Claymore/Clear Global Vaccine Index ETF                                                   0.65%
         Claymore S&P Global Water Index ETF                                                       0.65%
         Claymore/SWM Canadian Energy Income Index ETF                                             0.65%
         Claymore/Zacks Country Rotation ETF                                                       0.65%
         Claymore/Zacks International Yield Hog Index ETF                                          0.65%
         Claymore/Robb Report Global Luxury Index ETF                                              0.70%
         Claymore/Clear Global Timber Index ETF                                                    0.65%
         Claymore/AlphaShares China Real Estate ETF                                                0.65%
         Claymore/Clear Canadian Royalty Trust Index ETF                                           0.65%

-------------------------------------------------------------------------------------------------------------------

